Exhibit 10.9
EMPLOYMENT AGREEMENT

AGREEMENT by and between STRATTEC SECURITY CORPORATION, a Wisconsin corporation (the "Company"), and Rolando J. Guillot (the "Executive"), dated as of the 5th day of May, 2010.

The Board of Directors of the Company (the "Board"), has determined that it is in the best interests of the Company and its shareholders to assure that the Company will have the continued dedication of the Executive, notwithstanding the possibility, threat or occurrence of a Change of Control (as defined below) of the Company.  The Board believes it is imperative to diminish the inevitable distraction of the Executive by virtue of the personal uncertainties and risks created by a pending or threatened Change of Control and to encourage the Executive's full attention and dedication to the Company currently and in the event of any threatened or pending Change of Control, and to provide the Executive with compensation and benefits arrangements upon a Change of Control which ensure that the compensation and benefits expectations of the Executive will be satisfied and which are competitive with those of other corporations.  Therefore, in order to accomplish these objectives, the Board has caused the Company to enter into this Agreement.

NOW, THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.  Certain Definitions.

(a)  The "Effective Date" shall mean the first date during the Change of Control Period (as defined in Section l(b)) on which a Change of Control (as defined in Section 2) occurs.  Anything in this Agreement to the contrary notwithstanding, if a Change of Control occurs and if the Executive's employment with the Company or this Agreement is terminated prior to the date on which the Change of Control occurs, and if it is reasonably demonstrated by the Executive that such termination of employment or of this Agreement (i) was at the request of a third party who has taken steps reasonably calculated to effect a Change of Control or (ii) otherwise arose in connection with or anticipation of a Change of Control, then for all purposes of this Agreement the "Effective Date" shall mean the date immediately prior to the date of such termination of employment or purported termination of this Agreement.

(b)  The "Change of Control Period" shall mean the period commencing on the date hereof and ending on the third anniversary of the date hereof; provided, however, that commencing on the date one year after the date hereof, and on each annual anniversary of such date (such date and each annual anniversary thereof shall be hereinafter referred to as the "Renewal Date"), unless previously terminated, the Change of Control Period shall be automatically extended so as to terminate three years from such Renewal Date, unless at least 60 days prior to the Renewal Date the Company shall give notice to the Executive that the Change of Control Period shall not be so extended.

2.  Change of Control.   For the purpose of this Agreement, a "Change of Control" shall mean:

(a)  The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the "Exchange Act")) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock") or (ii) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Securities"); provided, however, that the following acquisitions shall not constitute a Change of Control:  (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection (c) of this Section 2; or

(b)  Individuals who, as of the date hereof, constitute the Board (the "Incumbent Board") cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

(c)  Approval by the shareholders of the Company of a reorganization, merger or consolidation (a "Business Combination"), in each case, unless, following such Business Combination, (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (ii) no Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(d)  Approval by the shareholders of the Company of (i) a complete liquidation or dissolution of the Company or (ii) the sale or other disposition of all or substantially all of the assets of the Company, other than to a corporation, with respect to which following such sale or other disposition, [a] more than 60% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and outstanding Company Voting Securities immediately prior to such sale or other disposition in substantially the same proportion as their ownership, immediately prior to such sale or other disposition, of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, [b] less than 20% of, respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by any Person (excluding any employee benefit plan (or related trust) of the Company or such corporation), except to the extent that such Person owned 20% or more of the Outstanding Company Common Stock or Outstanding Company Voting Securities prior to the sale or disposition, and [c] at least a majority of the members of the board of directors of such corporation were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such sale or other disposition of assets of the Company or were elected, appointed or nominated by the Board.

All references in this section 2 to common stock shall include, to the extent applicable, references to equity interests, and all references in this section 2 to directors or board of directors shall include, to the extent applicable, references to any other applicable management body of a person.

3.  Employment Period.  The Company hereby agrees to continue the Executive in its employ, and the Executive hereby agrees to remain in the employ of the Company subject to the terms and conditions of this Agreement, for the period commencing on the Effective Date and ending on the third anniversary of such date (the "Employment Period").

4.  Terms of Employment.

(a)  Position and Duties.

(i)  During the Employment Period, [a] the Executive's position (including status, offices, titles and reporting requirements), authority, duties and responsibilities shall be at least commensurate in all material respects with the most significant of those held, exercised and assigned at any time during the 120-day period immediately preceding the Effective Date and [b] the Executive's services shall be performed at the location where the Executive was employed immediately preceding the Effective Date or any office or location less than 35 miles from such location.

(ii)  During the Employment Period, and excluding any periods of vacation and sick leave to which the Executive is entitled, the Executive agrees to devote reasonable attention and time during normal business hours to the business and affairs of the Company and, to the extent necessary to discharge the responsibilities assigned to the Executive hereunder, to use the Executive's reasonable best efforts to perform faithfully and efficiently such responsibilities.  During the Employment Period it shall not be a violation of this Agreement for the Executive to [a] serve on corporate, civic or charitable boards or committees, [b] deliver lectures, fulfill speaking engagements or teach at educational institutions and [c] manage personal investments, so long as such activities do not significantly interfere with the performance of the Executive's responsibilities as an employee of the Company in accordance with this Agreement.  It is expressly understood and agreed that to the extent that any such activities have been conducted by the Executive prior to the Effective Date, the continued conduct of such activities (or the conduct of activities similar in nature and scope thereto) subsequent to the Effective Date shall not thereafter be deemed to interfere with the performance of the Executive's responsibilities to the Company.

(b)  Compensation.

(i)  Base Salary.  During the Employment Period, the Executive shall receive an annual base salary ("Annual Base Salary"), which shall be paid at a monthly rate, at least equal to twelve times the highest monthly base salary paid or payable, including any base salary which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the 12-month period immediately preceding the month in which the Effective Date occurs.  During the Employment Period, the Annual Base Salary shall be reviewed no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually and shall be first increased no more than 12 months after the last salary increase awarded to the Executive prior to the Effective Date and thereafter at least annually by the higher of (x) the average increase (excluding promotional increases) in base salary awarded to the Executive for each of the three full fiscal years (annualized in the case of any fiscal year consisting of less than twelve full months or during which the Executive was employed for less than twelve months) prior to the Effective Date, and (y) the percentage increase (excluding promotional increases) in base salary generally awarded to peer executives of the Company and its affiliated companies for the year of determination.  Any increase in Annual Base Salary shall not serve to limit or reduce any other obligation to the Executive under this Agreement.  Annual Base Salary shall not be reduced after any such increase and the term Annual Base Salary as utilized in this Agreement shall refer to Annual Base Salary as so increased.  As used in this Agreement, the term "affiliated companies" shall include any company controlled by, controlling or under common control with the Company.

(ii)  Annual Bonus.  In addition to Annual Base Salary, the Executive shall be awarded, for each fiscal year ending during the Employment Period, an annual bonus in cash at least equal to the higher of (x) the average of the three highest bonuses paid or payable, including any bonus or portion thereof which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the five fiscal years (or such shorter period during which the Executive has been employed by the Company) immediately preceding the fiscal year in which the Effective Date occurs (annualized for any fiscal year during such period consisting of less than twelve full months or with respect to which the Executive has been employed by the Company for less than twelve full months) (the "Average Annual Bonus") and (y) the bonus paid or payable (annualized as described above), including any bonus or portion thereof which has been earned but deferred, to the Executive by the Company and its affiliated companies in respect of the most recently completed fiscal year prior to the Effective Date (the "Recent Annual Bonus" and the higher of subsection (x) and (y) above is referred to herein as the "Annual Bonus").  Each such Annual Bonus shall be paid no later than the end of the third month of the fiscal year next following the fiscal year for which the Annual Bonus is awarded, unless the Executive shall elect to defer the receipt of such Annual Bonus.

(iii)  Incentive, Savings and Retirement Plans.  During the Employment Period, the Executive shall be entitled to participate in all incentive, savings and retirement plans, practices, policies and programs applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with incentive opportunities (measured with respect to both regular and special incentive opportunities, to the extent, if any, that such distinction is applicable), savings opportunities and retirement benefit opportunities, in each case, less favorable, in the aggregate, than the most favorable of those provided by the Company and its affiliated companies for the Executive under such plans, practices, policies and programs as in effect at any time during the 120-day period immediately preceding the Effective Date or if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(iv)  Welfare Benefit Plans.  During the Employment Period, the Executive and/or the Executive's family, as the case may be, shall be eligible for participation in and shall receive all benefits under welfare benefit plans, practices, policies and programs provided by the Company and its affiliated companies (including, without limitation, medical, prescription, dental, disability, salary continuance, employee life, group life, accidental death and travel accident insurance plans and programs) to the extent applicable generally to other peer executives of the Company and its affiliated companies, but in no event shall such plans, practices, policies and programs provide the Executive with benefits which are less favorable, in the aggregate, than the most favorable of such plans, practices, policies and programs in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, those provided generally at any time after the Effective Date to other peer executives of the Company and its affiliated companies.

(v)  Expenses.  During the Employment Period, the Executive shall be entitled to receive prompt reimbursement for all reasonable business expenses incurred by the Executive in accordance with the most favorable policies, practices and procedures of the Company and the affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vi)  Fringe Benefits.  During the Employment Period, the Executive shall be entitled to fringe benefits and, if applicable, use of automobile and payment of related expenses, in accordance with the most favorable plans, practices, programs and policies of the Company and its affiliated companies in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(vii)  Office and Support Staff.  During the Employment Period, the Executive shall be entitled to an office or offices of a size and with furnishings and other appointments, and to exclusive personal secretarial and other assistance, at least equal to the most favorable of the foregoing provided to the Executive by the Company and its affiliated companies at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as provided generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

(viii)  Vacation.  During the Employment Period, the Executive shall be entitled to paid vacation in accordance with the most favorable plans, policies, programs and practices of the Company and its affiliated companies as in effect for the Executive at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive, as in effect generally at any time thereafter with respect to other peer executives of the Company and its affiliated companies.

5.  Termination of Employment.

(a)  Death or Disability.  The Executive's employment shall terminate automatically upon the Executive's death during the Employment Period. If the Company determines in good faith that the Disability of the Executive has occurred during the Employment Period (pursuant to the definition of Disability set forth below), it may give to the Executive written notice in accordance with Section 12(b) of this Agreement of its intention to terminate the Executive's employment.  In such event, the Executive's employment with the Company shall terminate effective on the 30th day after receipt of such notice by the Executive (the "Disability Effective Date"), provided that, within the 30 days after such receipt, the Executive shall not have returned to full-time performance of the Executive's duties.  For purposes of this Agreement, "Disability" shall mean the absence of the Executive from the Executive's duties with the Company on a full-time basis for 180 consecutive business days as a result of incapacity due to mental or physical illness which is determined to be total and permanent by a physician selected by the Company or its insurers and acceptable to the Executive or the Executive's legal representative (such agreement as to acceptability not to be unreasonably withheld, delayed or conditioned).

(b)  Cause.  The Company may terminate the Executive's employment during the Employment Period for Cause.  For the sole and exclusive purposes of this Agreement, "Cause" shall mean:

(i)  The willful and continued failure of the Executive to perform substantially the Executive's duties with the Company or one of its affiliates (other than any such failure resulting from incapacity due to physical or mental illness), after a written demand for substantial performance is delivered to the Executive by the Board or the Chief Executive Officer of the Company which specifically identifies the manner in which the Board or Chief Executive Officer reasonably believes that the Executive willfully and continuously failed to perform substantially the Executive's duties and which failure by the Executive has not been cured within 30 days' after receipt of such notice, or

(ii)  The willful engaging by the Executive in illegal conduct or gross misconduct which is materially and demonstrably injurious to the Company.

For purposes of this provision, no act or failure to act, on the part of the Executive, shall be considered "willful" unless it is done, or omitted to be done, by the Executive in bad faith or without reasonable belief that the Executive's action or omission was in the best interests of the Company.  Any act, or failure to act, based upon authority given pursuant to a resolution duly adopted by the Board or upon the instructions of the Chief Executive Officer or a senior officer of the Company or based upon the advice of counsel for the Company shall be conclusively presumed to be done, or omitted to be done, by the Executive in good faith and in the best interests of the Company.  The cessation of employment of the Executive shall not be deemed to be for Cause unless and until there shall have been delivered to the Executive a copy of a resolution duly adopted by the affirmative vote of not less than three-quarters of the entire membership of the Board at a meeting of the Board called and held for such purpose (after reasonable notice is provided to the Executive and the Executive is given an opportunity, together with counsel, to be heard before the Board), finding that, in the good faith opinion of the Board, the Executive is guilty of the conduct described in subparagraph (i) or (ii) above, and specifying the particulars thereof in detail.

(c)  Good Reason.  The Executive's employment may be terminated by the Executive for Good Reason.  For the sole and exclusive purposes of this Agreement, "Good Reason" shall mean:

(i)  The assignment to the Executive of any duties inconsistent in any respect with the Executive's position (including status, offices, titles and reporting requirements), authority, duties or responsibilities as contemplated by Section 4(a) of this Agreement, or any other action by the Company which results in a diminution in such position, authority, duties or responsibilities, excluding for this purpose an isolated, insubstantial and inadvertent action not taken in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(ii)  Any failure by the Company to comply with any of the provisions of Section 4(b) of this Agreement, other than an isolated, insubstantial and inadvertent failure not occurring in bad faith and which is remedied by the Company promptly after receipt of notice thereof given by the Executive;

(iii)  The Company's requiring the Executive to be based at any office or location other than as provided in Section 4(a)(i)[b] hereof or the Company's requiring the Executive to travel on Company business to a substantially greater extent than required immediately prior to the Effective Date;

(iv)  Any purported termination by the Company of the Executive's employment otherwise than as expressly permitted by this Agreement; or

(v)  Any failure by the Company to comply with and satisfy Section 11(c) of this Agreement.

For purposes of this Section 5(c), any good faith determination of "Good Reason" made by the Executive shall be conclusive.  Anything in this Agreement to the contrary notwithstanding, a termination by the Executive for any reason during the 30 day period immediately following the first anniversary of the Effective Date shall be deemed to be a  termination for Good Reason for all purposes of this Agreement.

(d)  Notice of Termination.  Any termination by the Company for Cause, or by the Executive for Good Reason, shall be communicated by Notice of Termination to the other party hereto given in accordance with Section 12(b) of this Agreement.  For purposes of this Agreement, a "Notice of Termination" means a written notice which (i) indicates the specific termination provision in this Agreement relied upon, (ii) to the extent applicable, sets forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated, and (iii) if the Date of Termination (as defined below) is other than the date of receipt of such notice, specifies the termination date (which date shall be not more than thirty days after the giving of such notice).  The failure by the Executive or the Company to set forth in the Notice of Termination any fact or circumstance which contributes to a showing of Good Reason or Cause shall not waive any right of the Executive or the Company, respectively, hereunder or preclude the Executive or the Company, respectively, from asserting such fact or circumstance in enforcing the Executive's or the Company's rights hereunder.

(e)  Date of Termination.  "Date of Termination" means (i) if the Executive's employment is terminated by the Company for Cause, or by the Executive for Good Reason, the date of receipt of the Notice of Termination or any later date specified therein, as the case may be, (ii) if the Executive's employment is terminated by the Company other than for Cause or Disability, the Date of Termination shall be the date on which the Company notifies the Executive of such termination, and (iii) if the Executive's employment is terminated by reason of death or Disability, the Date of Termination shall be the date of death of the Executive or the Disability Effective Date, as the case may be.

6.  Obligations of the Company upon Termination.

(a)  Good Reason; Other Than for Cause, Death or Disability.  If, during the Employment Period, the Company shall terminate the Executive's employment other than for Cause, death or Disability or the Executive shall terminate employment for Good Reason:

(i)  Subject to Section 9 hereof, the Company shall pay to the Executive in a lump sum in cash within 30 days after the Date of Termination the aggregate of the following amounts:

[a]  The sum of [i] the Executive's Annual Base Salary through the Date of Termination to the extent not theretofore paid, [ii] the product of (x) the higher of the Average Annual Bonus and the Recent Annual Bonus paid or payable, if any, which amount shall be calculated in accordance with section 4(b)(ii) above except that the five or one year period, as applicable, shall end with the most recently completed fiscal year prior to the Date of Termination (such higher amount being referred to as the "Highest Annual Bonus"), and (y) a fraction, the numerator of which is the number of days in the current fiscal year through the Date of Termination, and the denominator of which is 365 and [iii] any accrued vacation pay, in each case to the extent not theretofore paid (the sum of the amounts described in clauses [i], [ii] and [iii] shall be hereinafter referred to as the "Accrued Obligations") and subject to ordinary tax withholding and all required deductions; and

[b]  The amount equal to:  (i) two (2) years of Executive's Annual Base Salary as of the Date of Termination plus (ii) the Highest Annual Bonus, subject to ordinary tax withholding and all required deductions; and

(ii)  For a period of two (2) years after the Executive's Date of Termination (such period of time is referred to herein as the "Benefit Period"), the Company shall, to the extent permitted by the terms and conditions of any relevant plan, program or policy, continue paying its normal portion of Executive's medical, dental and health insurance premiums pursuant to the provisions of the Consolidated Omnibus Budget Reconciliation Act ("COBRA"), provided that Executive first timely elects to continue such coverage under COBRA, and subject to any federal COBRA premium subsidies (if any) for which Executive may be eligible; provided, however, that if the Executive becomes reemployed with another employer and is eligible to receive medical or other welfare benefits under another employer provided plan, the medical and other welfare benefits described herein shall be secondary to those provided under such other plan during such applicable period of eligibility.  Additionally, during the Benefit Period, the Company will also continue Employee's life insurance and disability coverage and other benefits (other than the medical and other welfare benefits covered by the foregoing sentence) under the plans, programs, practices and policies described in Section 4(b)(iv) above, to the extent permitted under such applicable plans, programs, practices and policies, and will pay to the Employee the fringe benefits pursuant to Section 4(b)(vi) which have accrued prior to the Date of Termination.

(iii)  The Company shall, at its sole expense as incurred, provide the Executive with outplacement services the scope and provider of which shall be selected by the Executive in his sole discretion; and

(iv)  To the extent not theretofore paid or provided, the Company shall timely pay or provide to the Executive any other amounts or benefits required to be paid or provided or which the Executive is eligible to receive under any plan, program, policy or practice or contract or agreement of the Company and its affiliated companies, including, without limitation, any retirement plan, supplemental retirement plan, deferred compensation plan or other arrangement (such other amounts and benefits shall be hereinafter referred to as the "Other Benefits").

(v)  To the extent not otherwise vested, the Executive shall immediately vest in any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon).

(b)  Death.  If the Executive's employment is terminated by reason of the Executive's death during the Employment Period, this Agreement shall terminate without further obligations to the Executive's legal representatives under this Agreement, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive's estate or beneficiary, as applicable, in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(b) shall include, without limitation, and the Executive's estate and/or beneficiaries shall be entitled to receive, benefits at least equal to the most favorable benefits provided by the Company and affiliated companies to the estates and beneficiaries of peer executives of the Company and such affiliated companies under such plans, programs, practices and policies relating to death benefits, if any, as in effect with respect to other peer executives and their beneficiaries at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive's estate and/or the Executive's beneficiaries, as in effect on the date of the Executive's death with respect to other peer executives of the Company and its affiliated companies and their beneficiaries.

(c)  Disability.  If the Executive's employment is terminated by reason of the Executive's Disability during the Employment Period, this Agreement shall terminate without further obligations to the Executive, other than for payment of Accrued Obligations and the timely payment or provision of Other Benefits.  Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.  With respect to the provision of Other Benefits, the term Other Benefits as utilized in this Section 6(c) shall include, and the Executive shall be entitled after the Disability Effective Date to receive, disability and other benefits at least equal to the most favorable of those generally provided by the Company and its affiliated companies to disabled executives and/or their families in accordance with such plans, programs, practices and policies relating to disability, if any, as in effect generally with respect to other peer executives and their families at any time during the 120-day period immediately preceding the Effective Date or, if more favorable to the Executive and/or the Executive's family, as in effect at any time thereafter generally with respect to other peer executives of the Company and its affiliated companies and their families.

(d)  Cause; Other than for Good Reason.  If the Executive's employment shall be terminated for Cause during the Employment Period, this Agreement shall terminate without further obligations to the Executive other than the obligation to pay to the Executive his or her Accrued Obligations and the timely payment or provision of Other Benefits, but only to the extent vested or earned and not paid as of the date of termination. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.  If the Executive voluntarily terminates employment during the Employment Period, excluding a termination for Good Reason, this Agreement shall terminate without further obligations to the Executive, other than for Accrued Obligations and the timely payment or provision of Other Benefits, but only to the extent vested or earned and not paid as of the date of termination. In such case, all Accrued Obligations shall be paid to the Executive in a lump sum in cash within 30 days of the Date of Termination.  To the extent not otherwise vested, the Executive shall immediately vest in any compensation previously deferred by the Executive (together with any accrued interest or earnings thereon).

7.  Nonexclusivity of Rights.  Nothing in this Agreement shall prevent or limit the Executive's continuing or future participation in any plan, program, policy or practice provided by the Company or any of its affiliated companies and for which the Executive may qualify, nor shall anything herein limit or otherwise affect such rights as the Executive may have under any contract or agreement with the Company or any of its affiliated companies.  Amounts which are vested benefits or which the Executive is otherwise entitled to receive under any plan, policy, practice or program of or any contract or agreement with the Company or any of its affiliated companies at or subsequent to the Date of Termination shall be payable in accordance with such plan, policy, practice or program or contract or agreement except as explicitly modified by this Agreement.

8.  Full Settlement.  The Company's obligation to make the payments provided for in this Agreement and otherwise to perform its obligations hereunder shall not be affected by any set-off, counterclaim, recoupment, defense or other claim, right or action which the Company may have against the Executive or others.  In no event shall the Executive be obligated to seek other employment or take any other action by way of mitigation of the amounts payable to the Executive under any of the provisions of this Agreement and such amounts shall not be reduced whether or not the Executive obtains other employment.  The Company agrees to pay as incurred, to the full extent permitted by law, all legal fees and expenses which the Executive may reasonably incur as a result of any contest (regardless of the outcome thereof) by the Company, the Executive or others of the validity or enforceability of, or liability under, any provision of this Agreement or any guarantee of performance thereof (including as a result of any contest by the Executive about the amount of any payment pursuant to this Agreement), plus in each case interest on any delayed payment at the applicable Federal rate provided for in Section 7872(f)(2)(A) of the Internal Revenue Code of 1986, as amended (the "Code").

9.  Certain Tax Matters.

(a)  Excise Taxes.  If any payments or benefits paid or provided or to be paid or provided to the Executive or for the Executive's benefit pursuant to the terms of this Agreement or otherwise in connection with, or arising out of, employment with the Company or its subsidiaries or the termination thereof (a "Employment Payment" and, collectively, the "Employment Payments") would be subject to the excise tax imposed by section 4999 of the Code (the "Excise Tax"), then the Executive may elect for such Employment Payments to be reduced to one dollar less than the amount that would constitute a "parachute payment" under section 280G of the Code (the "Scaled Back Amount").  Any such election must be in writing and delivered to the Company.  If the Executive does not elect to have Employment Payments reduced to the Scaled Back Amount, the Executive shall be responsible for payment of any Excise Tax resulting from the Employment Payments and the Executive shall not be entitled to a gross-up payment under this Agreement or any other arrangement for such Excise Tax.  If the Employment Payments are to be reduced, they shall be reduced in the following order of priority:  (i) first from cash compensation, (ii) next from equity compensation, then (iii) pro-rated among all remaining Employment Payments and benefits.  Within each such priority category, Employment Payments shall be reduced on a last to be paid, first reduced basis; provided that if there is a question as to which Employment Payments within any of the foregoing categories are to be reduced first, the Employment Payments that will produce the greatest present value reduction in the Employment Payments with the least reduction in economic value provided to the Executive shall be reduced first.

(b)  Code Section 409A.

(i)  To the extent applicable, it is intended that this Agreement and any payment made hereunder shall comply with the requirements of section 409A of the Code or any exemption or exclusion therefrom, and any related regulations or other guidance promulgated with respect to such section by the Internal Revenue Service ("Code section 409A") and shall in all respects be administered in accordance with Code section 409A.  Any provision that would cause this Agreement or any payment hereof to fail to satisfy Code section 409A shall have no force or effect until amended to comply with Code section 409A in the least restrictive manner necessary and without any diminution in the value of the payments to the Executive, which amendment may be retroactive to the extent permitted by Code section 409A.  Notwithstanding anything in this Agreement to the contrary, to the extent that any amount or benefit that would constitute "nonqualified deferred compensation" under Code section 409A would otherwise be payable or distributable hereunder by reason of the Employee's termination of employment, such amount or benefit will not be payable or distributable to the Executive by reason of such circumstance unless (i) the circumstances giving rise to such termination of employment meet any description or definition of "separation from service" in Code section 409A or (ii) the payment or distribution of such amount or benefit would be exempt from the application of Code section 409A by reason of the short-term deferral exemption or otherwise.  If this provision prevents the payment or distribution of any amount or benefit, such payment or distribution shall be made on the date, if any, on which an event occurs that constitutes a Code section 409A-compliant "separation from service."

(ii)  All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Code section 409A, including, without limitation, that [a] in no event shall reimbursements by the Company under this Agreement be made later than the end of the calendar year next following the calendar year in which the applicable fee and expenses were incurred, [b] the amount of in-kind benefits that the Company is obligated to pay or provide in any given calendar year shall not affect the in-kind benefits that the Company is obligated to pay or provide in any other calendar year; and [c] the Executive's right to have the Company pay or provide such reimbursements and in-kind benefits may not be liquidated or exchanged for any other benefit.

(iii)  To the extent the Executive is a "specified employee," as defined in section 409A(a)(2)(B)(i) of the Code and the regulations and other guidance promulgated thereunder and any elections made by the Company in accordance therewith, notwithstanding the timing of payment provided in any other section of this Agreement, no payment, distribution or benefit under this Agreement that constitutes a distribution of nonqualified deferred compensation (within the meaning of Treasury Regulation section 1.409A-1(b)) upon the Executive's "separation from service" (within the meaning of Treasury Regulation section 1.409A-1(h)), after taking into account all available exemptions, that would otherwise by payable during the six-month period after the Executive's separation from service, will not be made during such six-month period, and any such payment, distribution or benefit will instead be paid on the first business day after such six-month period (the "Delayed Payment Date"); provided, however, that if the Executive dies following a separation from service but before the Delayed Payment Date, such amounts shall be paid to the personal representative of the Executive's estate within thirty (30) days following the Executive's death.

10.  Confidential Information; Trade Secrets.

(a)  Confidential Information.  For purposes of this Agreement, "Confidential Information" means confidential information, to the extent it is not a trade secret, that is possessed by or developed for the Company and that relates to the Company's business or technology, including but not limited to computer program object and source codes, business plans and strategies, existing or proposed bids, technical developments, existing or proposed research projects, financial or business projections, investments, marketing plans and strategies, pricing and cost information, negotiations strategies, sales strategies, training information and materials, employee compensation and other employee information, customer or potential customer lists, customer purchasing history, and information generated for customer engagements.  Confidential Information also includes information received by the Company from others which the Company has an obligation to treat as confidential, including information obtained in connection with customer engagements.  Confidential Information shall not include information that is or becomes available to the public through no wrongful act or omission of Executive.  The parties agree that the Company's Confidential Information was  established at great expense and protected as confidential information and provides the Company with a substantial competitive advantage in conducting its business.  The parties further agree that by virtue of the Executive's employment with the Company, Executive will have access to, and be entrusted with, Confidential Information and that the Company would suffer great loss and injury if the Executive would disclose this information or use it to compete with the Company.  Therefore, the Executive agrees that during the term of Executive's employment, and until the first to occur of (i) such time as the Confidential Information becomes generally available to the public through no fault of Executive, (ii) such time as the Confidential Information no longer provides a benefit to the Company or (iii) the second anniversary of the termination of Executive's employment with the Company, Executive will not, directly or indirectly, in any capacity, use or disclose, or cause to be used or disclosed, in any geographic area in which such use or disclosure could harm the Company's business interests, any Confidential Information.  This provision does not prohibit Executive's use of general skills acquired prior to or during employment by the Company, as long as such use does not involve the use or disclosure of Confidential Information or trade secrets.  The restrictions contained in this paragraph apply to Confidential Information regardless of the fact that the Executive may have participated in the discovery and the development of that information.  Executive also agrees and acknowledges that Executive will comply with all applicable laws regarding insider trading or the use of material nonpublic information in connection with the trading of securities.  For purposes of this Section 10, Company shall include any subsidiaries of the Company.  In no event shall an asserted violation of the provisions of this Section 10 constitute a basis for deferring or withholding any amounts otherwise payable to the Executive under this Agreement.

(b)  Common Law of Torts and Trade Secrets.  The parties agree that nothing in this Agreement shall be construed to limit or negate the common law of torts or trade secrets where it provides the Company with broader protection than that provided herein.  During the Executive's employment by the Company, Executive shall do what is reasonably necessary to prevent misappropriation or unauthorized disclosure of the Company's trade secrets.  After termination of Executive's employment, Executive shall not use or disclose the Company's trade secrets for as long as they remain trade secrets.

11.  Successors.

(a)  This Agreement is personal to the Executive and without the prior written consent of the Company shall not be assignable by the Executive otherwise than by will or the laws of descent and distribution.  This Agreement shall inure to the benefit of and be enforceable by the Executive's legal representatives.

(b)  This Agreement shall inure to the benefit of and be binding upon the Company and its successors and assigns.

(c)  The Company will require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business and/or assets of the Company to assume expressly and agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place.  As used in this Agreement, "Company" shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law, or otherwise.

12.  Miscellaneous.

(a)  This Agreement shall be governed by and construed in accordance with the laws of the State of Wisconsin, without reference to principles of conflict of laws.  The captions of this Agreement are not part of the provisions hereof and shall have no force or effect.  This Agreement may not be amended or modified otherwise than by a written agreement executed by the parties hereto or their respective successors and legal representatives.

(b)  All notices and other communications hereunder shall be in writing and shall be given by hand delivery to the other party or by registered or certified mail, return receipt requested, postage prepaid, addressed as follows:

If to the Executive, to his or her address appearing on the records of the Company.

If to the Company:

STRATTEC SECURITY CORPORATION
3333 West Good Hope Road
Milwaukee, WI 53209
Attn:  Chief Executive Officer

or to such other address as either party shall have furnished to the other in writing in accordance herewith.  Notice and communications shall be effective when actually received by the addressee.

(c)  The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement.

(d)  The Company may withhold from any amounts payable under this Agreement such Federal, state, local or foreign taxes as shall be required to be withheld pursuant to any applicable law or regulation.

(e)  The Executive's or the Company's failure to insist upon strict compliance with any provision hereof or any other provision of this Agreement or the failure to assert any right the Executive or the Company may have hereunder, including, without limitation, the right of the Executive to terminate employment for Good Reason pursuant to Section 5(c)(i)-(v) of this Agreement, shall not be deemed to be a waiver of such provision or right or any other provision or right of this Agreement.

(f)  The Executive and the Company acknowledge that, except as may otherwise be provided under any other written agreement between the Executive and the Company, the employment of the Executive by the Company is "at will" and, prior to the Effective Date, the Executive's employment and this Agreement may be terminated by either the Executive or the Company at any time prior to the Effective Date, in which case the Executive shall have no further rights under this Agreement.  From and after the Effective Date this Agreement shall supersede any other agreement between the parties with respect to the subject matter hereof.

IN WITNESS WHEREOF, the Executive has hereunto set the Executive's hand and, pursuant to the authorization from its Board of Directors, the Company has caused these presents to be executed in its name on its behalf, all as of the day and year first above written.

/s/ Rolando J. Guillot
Rolando J. Guillot

STRATTEC SECURITY CORPORATION

BY /s/ Harold M. Stratton II
     Harold M. Stratton II,
     Chairman of the Board and
     Chief Executive Officer